As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-212376

Registration No. 333-153771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-212376

POST-EFFECTIVE AMENDMENT NO. 3 ON FORM S-8 TO

FORM S-4 REGISTRATION STATEMENT NO. 333-153771

UNDER

THE SECURITIES ACT OF 1933

Bank of America Corporation

(Exact name of registrant as specified in its charter)

Delaware	Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255	56-0906609
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(IRS Employer Identification No.)

MERRILL LYNCH & CO., INC. 401(K) SAVINGS & INVESTMENT PLAN

MERRILL LYNCH & CO., INC. 1986 EMPLOYEE STOCK PURCHASE PLAN

MERRILL LYNCH & CO., INC. LONG-TERM INCENTIVE COMPENSATION PLAN FOR MANAGERS AND PRODUCERS

MERRILL LYNCH & CO., INC. LONG-TERM INCENTIVE COMPENSATION PLAN

MERRILL LYNCH & CO., INC. EMPLOYEE STOCK COMPENSATION PLAN

FIRST REPUBLIC BANK 1998 STOCK OPTION PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

ROSS E. JEFFRIES, JR.

Deputy General Counsel and Corporate Secretary

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statements previously filed by Bank of America Corporation (the “Corporation”):

1. Registration Statement on Form S-8 (No. 333-212376) (the “2016 Registration Statement”) filed on July 1, 2016 pertaining to, among other things, the registration of 50,000,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate amount of plan interests to be offered and sold under the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan (the “ML 401(k) Plan”); and

2. Registration Statement on Form S-4 (333-153771) as amended by Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 filed on January 2, 2009 and Post-Effective Amendment No. 2 on Form S-8 to the Form S-4 filed on February 3, 2009 (as so amended, the “2009 Registration Statement”, and together with the 2016 Registration Statement, the “Registration Statements”), pertaining to the registration of: (a) 35,000,000 shares of Common Stock and an indeterminate amount of plan interests to be offered and sold under the ML 401(k) Plan; (b) 16,449,696 shares of Common Stock to be offered and sold under the Merrill Lynch & Co., Inc. 1986 Employee Stock Purchase Plan (the “ML 1986 ESPP”); (c) 101,888,874 shares of Common Stock to be offered and sold under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers (the “ML LMP”); (d) 18,389,742 shares of Common Stock to be offered and sold under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan (the “ML LTIC”); (e) 64,088,058 shares of Common Stock to be offered and sold under the Merrill Lynch & Co., Inc. Employee Stock Compensation Plan (the “ML ESCP”); and (f) 246,093 shares of Common Stock to be offered and sold under the First Republic Bank 1998 Stock Option Plan, as amended and restated (the “FRB 1998 Plan”, and together with the ML 1986 ESPP, the ML LMP, the ML LTIC and the ML ESCP, the “ML Equity Plans”).

Effective as of December 31, 2018, the ML 401(k) Plan was merged with and into The Bank of America 401(k) Plan (the “BAC 401(k) Plan”), with the BAC 401(k) Plan as the surviving plan, and the offering of shares of Common Stock and plan interests pursuant to the ML 401(k) Plan under the Registration Statements has terminated. In addition, the offerings of shares of Common Stock under the ML Equity Plans previously have terminated. Accordingly:

•

This Post-Effective Amendment No. 1 to the 2016 Registration Statement is being filed to deregister all shares of Common Stock registered on the 2016 Registration Statement in respect of the ML 401(k) Plan that remained unsold as of the termination of the offering (an estimated 40,831,417 shares), along with the associated plan interests in the ML 401(k) Plan; and

•

This Post-Effective Amendment No. 3 on Form S-8 to the 2009 Registration Statement is being filed to deregister (1) all shares of Common Stock registered thereunder in respect of the ML 401(k) Plan that remained unsold as of the termination of the offering, along with the associated plan interests; and (2) all shares of Common Stock registered thereunder in respect of the ML Equity Plans that remained unsold as of the termination of the respective offerings, as follows: (i) an estimated 4,041,449 shares under the ML 1986 ESPP; (ii) an estimated 91,296,088 shares under the ML LMP; (iii) an estimated 9,021,725 shares under the ML LTIC; and (iv) an estimated 238,299 shares under the FRB 1998 Plan.

The 2016 Registration Statement also registered 100,000,000 shares of the Corporation’s Common Stock and an indeterminate amount of plan interests to be offered and sold under the BAC 401(k) Plan. This Post-Effective Amendment No. 1 to the 2016 Registration Statement does not deregister the shares of Common Stock and associated plan interests registered under the BAC 401(k) Plan, and the remaining unsold shares of Common Stock and associated plan interests registered for the BAC 401(k) Plan continue to be available for offer and sale under the BAC 401(k) Plan and the 2016 Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 20, 2019.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Bank of America Corporation Corporate Benefits Committee, the administrator of The Bank of America 401(k) Plan (as successor in interest to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan), has duly caused this Post-Effective to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 20, 2019.

THE BANK OF AMERICA 401(k) PLAN, as successor in interest to the MERRILL LYNCH & CO., INC. 401(k) SAVINGS & INVESTMENT PLAN

By:	/s/ Cheryl Lynn H. Cooper
Cheryl Lynn H. Cooper
Senior Vice President, Manager Retirement Service Delivery Bank of America Corporation